                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549


                                    SCHEDULE 13G
                                   (RULE 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2
                                (AMENDMENT NO.  )(1)

                                    REPLIGEN CORP.
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     759916 10 9
--------------------------------------------------------------------------------
                                    (CUSIP Number)

                                     MAY 24, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  / /Rule 13d-1(b)

                                  /X/Rule 13d-1(c)

                                  / /Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (Continued on following pages)

                                 (Page 1 of 8 Pages)

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CUSIP No. 759916 10 9                    13G                 Page 2 of 8 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON:
           BIOTECHNOLOGY VALUE FUND, L.P.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             917,500
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            917,500
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           917,500
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           4.9%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 759916 10 9                    13G                 Page 3 of 8 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON:
           BIOTECHNOLOGY VENTURE PARTNERS L.P.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             342,500
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            342,500
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           342,500
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.8%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 759916 10 9                    13G                 Page 4 of 8 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON:
           BVF PARTNERS L.P.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             2,086,250
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            2,086,250
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,086,250
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           11.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 759916 10 9                    13G                 Page 5 of 8 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
           BVF INC.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             2,086,250
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            2,086,250
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,086,250
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           11.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
           IA, CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 759916 10 9                    13G                 Page 6 of 8 Pages
--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               Repligen Corporation ("RGEN")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               117 Fourth Avenue
               Needham, Massachusetts 02194

ITEM 2(a).     NAME OF PERSON FILING:

               This schedule is being filed on behalf of the following persons*:

               (i)    Biotechnology Value Fund, L.P. ("BVF")
               (ii)   Biotechnology Venture Partners L.P.  ("Venture")
               (iii)  BVF Partners L.P.  ("Partners")
               (iv)   BVF Inc. ("BVF Inc.")

               * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this
                      Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).     CITIZENSHIP:

               BVF:                     a Delaware limited partnership
               Venture:                 a Delaware limited partnership
               Partners:                a Delaware limited partnership
               BVF Inc.:                a Delaware corporation

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).     CUSIP NUMBER:

               759916 10 9

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CUSIP No. 759916 10 9                    13G                 Page 7 of 8 Pages
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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
               BOX: /X/

ITEM 4.        OWNERSHIP:

               The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following./ /

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Venture shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF and Ventures, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of RGEN.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

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CUSIP No. 759916 10 9                    13G                 Page 8 of 8 Pages
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ITEM 10.       CERTIFICATION


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    May 28, 1999


          BIOTECHNOLOGY VALUE FUND, L.P.

          By:  BVF Partners L.P., its general partner

               By:  BVF Inc., its general partner


                    By:  /s/ Mark N. Lampert
                         -------------------
                         Mark N. Lampert
                         President

          BIOTECHNOLOGY VENTURE PARTNERS, L.P.

          By:  BVF Partners L.P., its general partner

               By:  BVF Inc., its general partner


                    By:  /s/ Mark N. Lampert
                         -------------------
                         Mark N. Lampert
                         President

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CUSIP No. 759916 10 9                    13G                 Page 9 of 8 Pages
--------------------------------------------------------------------------------

          BVF PARTNERS L.P.

          By:  BVF Inc., its general partner


               By:  /s/ Mark N. Lampert
                    -------------------
                    Mark N. Lampert
                    President

          BVF INC.


          By:  /s/ Mark N. Lampert
               -------------------
               Mark N. Lampert
               President

                                     EXHIBIT A

                           AGREEMENT REGARDING JOINT FILING

          The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Venture Partners, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.


Dated:  May 28, 1999

BIOTECHNOLOGY VALUE FUND, L.P.

          By:  BVF Partners L.P., its general partner

               By:  BVF Inc., its general partner


                    By:  /s/ Mark N. Lampert
                         -------------------
                         Mark N. Lampert
                         President

          BIOTECHNOLOGY VENTURE PARTNERS, L.P.

          By:  BVF Partners L.P., its general partner

               By:  BVF Inc., its general partner


                    By:  /s/ Mark N. Lampert
                         -------------------
                         Mark N. Lampert
                         President

          BVF PARTNERS L.P.

          By:  BVF Inc., its general partner


               By:  /s/ Mark N. Lampert
                    -------------------
                    Mark N. Lampert
                    President

          BVF INC.


          By:  /s/ Mark N. Lampert
               -------------------
               Mark N. Lampert
               President